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For information contact: Tom Gelston, Director - Investor Relations (203) 222-5943

TEREX NAMES JON CARTER VICE PRESIDENT,

CONTROLLER & CHIEF ACCOUNTING OFFICER

WESTPORT, CT, January 16, 2006 -- Terex Corporation (NYSE: TEX) announced today that Jon Carter has been named Vice President, Controller and Chief Accounting Officer of Terex Corporation. Since February 2005, Mr. Carter has been serving in the role of Acting Controller and Chief Accounting Officer of Terex.

“Jon is a great addition to our corporate finance team,” commented Phil Widman, Terex’s Senior Vice President and Chief Financial Officer. “He has been instrumental in assisting me with the restatement activities, as well as developing the corporate finance team. Jon brings to this role both a public accounting background and, more recently, operational finance experience from leading the financial team in the Aerial Work Platforms Segment. We look forward to Jon driving our process improvement in both the financial reporting and control areas by taking on this leadership position,” added Mr. Widman.

Prior to his current responsibilities, Mr. Carter served as Chief Financial Officer of the Terex Aerial Work Platforms Segment since September 2002. Prior to that, he served as Chief Financial Officer of Genie Industries since March 2001. From 1989 through 2001, Mr. Carter was employed by PricewaterhouseCoopers LLP in various capacities. Mr. Carter is a chartered accountant in England and Wales.

Terex Corporation is a diversified global manufacturer with 2004 net sales of approximately $5 billion. Terex operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

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Terex Corporation

500 Post Road East, Suite 320, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com